Exhibit 99.3

VIAVI SOLUTIONS INC.

PERFORMANCE UNIT AWARD AGREEMENT

(Non-Plan Inducement Award)

NOTICE OF PERFORMANCE UNIT AWARD

Grantee’s Name and Address:	Award Number:

Oleg Khaykin	Date of Award:	February 15, 2016

	Type of Award:	Performance Units

You (the “Grantee”) have been granted a Performance Unit award (the “Award”), subject to the terms and conditions of this Notice of Performance Unit Award (the “Notice”) and the Performance Unit Award Agreement (the “Agreement”) attached to and incorporated into this Notice. This Award has not been granted pursuant to the Viavi Solutions Inc. 2003 Equity Incentive Plan or any other share-based compensation plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). Unless otherwise defined herein, the terms defined in the Agreement shall have the same defined meanings in this Notice.

Target Number of Performance Units Awarded:

Maximum Number of Performance Units Awarded:             (150% of Target Number of Units)

Incorporation of Employment Agreement:

This Award has been granted pursuant to the Employment Agreement, effective February 3, 2016, between the Company and the Grantee (the “Employment Agreement”), as in effect on the Date of Award, and the Agreement incorporates applicable provisions of the Employment agreement by reference.

Vesting of Performance Units:

Subject to the Grantee’s Continuous Active Service and other provisions and limitations set forth in this Notice and the Agreement, the Performance Units will be earned and “vest” as set forth in Section 4 of the Agreement.

Accelerated Vesting:

In the event of the Grantee’s termination of employment with the Company by reason of Involuntary Termination, Disability or death, then, notwithstanding any other provision contained in this Notice or the Agreement, the vesting of the Award shall be accelerated to the extent determined by the applicable provision of the Employment Agreement, subject to the Grantee’s effective Release as required by the Employment Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Grantee have executed this Notice and agree that the Award is to be governed by the terms and conditions of this Notice and the Agreement.

Viavi Solutions Inc.,
a Delaware corporation

By:
Title:

The Grantee acknowledges receipt of a copy of the Agreement and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Award subject to all of the terms and provisions hereof and thereof. The Grantee has reviewed this Notice and the Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice and fully understands all provisions of this Notice and the Agreement. The Grantee hereby agrees that all disputes arising out of or relating to this Notice and the Agreement shall be resolved in accordance with Section 15 of the Agreement. The Grantee further agrees to notify the Company upon any change in the residence address indicated in this Notice.

Dated:	Signed:
Oleg Khaykin

2

VIAVI SOLUTIONS INC.

PERFORMANCE UNIT AWARD AGREEMENT

(Non-Plan Inducement Award)

1. Issuance of Units. Viavi Solutions Inc., a Delaware corporation (the “Company”), hereby issues to the Grantee (the “Grantee”) named in the Notice of Performance Unit Award (the “Notice”), up to the Maximum Number of Performance Units Awarded set forth in the Notice (the “Units”), subject to the terms and provisions of the Notice, this Performance Unit Award Agreement (the “Agreement”) and the Employment Agreement, which are incorporated herein by reference. This Award has not been granted pursuant to the Viavi Solutions Inc. 2003 Equity Incentive Plan or any other share-based compensation plan of the Company in reliance on NASDAQ Marketplace Rule 5635(c)(4). The number of Units, if any, ultimately earned by the Grantee and which may become vested Units shall be determined in accordance with Section 4. Unless otherwise defined herein, the terms defined in the Notice shall have the same defined meanings in this Agreement.

2. Administration. All questions of interpretation concerning the Notice and this Agreement shall be determined by the Administrator. All determinations by the Administrator shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has actual authority with respect to such matter, right, obligation, or election.

3. Transfer Restrictions. The Units may not be transferred in any manner other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Grantee may designate a beneficiary of the Units in the event of the Grantee’s death on the beneficiary designation form attached hereto as Exhibit A. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

4. Vesting of Performance Units.

(a) For purposes of this Agreement and the Notice, Units are earned and become vested Units (not to exceed the Maximum Number of Performance Units Awarded) upon the attainment of the performance goals set forth in this Section 4. The term “vest” shall mean, with respect to any Units, that such Units are no longer subject to forfeiture to the Company. If the Grantee would become vested in a fraction of a Unit, such Unit shall not vest until the Grantee becomes vested in the entire Unit.

(b) For purposes of determining this Agreement, the following definitions shall apply:

(i) “Average Closing Stock Price” means (A) the sum of the closing stock prices of the common stock (or equivalent) of the company in question for the applicable Measurement Period, divided by (B) the number of calendar days in the applicable Measurement Period. For purposes of this calculation: (1) dividends will be assumed to have been reinvested on the ex-dividend date, and (2) share prices will be rounded to the nearest $0.01, and dividends will be rounded to the nearest $0.001.

(ii) “Base Measurement Period” means the period commencing on January 29, 2016 and ending on March 13, 2016, inclusive of the first and last day.

(iii) “First Tranche Measurement Period” means the period from August 1, 2016 through September 15, 2016.

(iv) “First Tranche Target Units” means the number of Target Units divided by 4, rounded down to the nearest whole number.

(v) “Fourth Tranche Measurement Period” means the period from August 1, 2019 through September 15, 2019.

(vi) “Fourth Tranche Target Units” means (1) the number of Target Units minus (2) the sum of the First Tranche Target Units plus the Second Tranche Target Units plus the Third Tranche Target Units.

(vii) “Index” means the NASDAQ Telecomm Index.

(viii) “Index Company” means each company in the Index as of the last day of the applicable Measurement Period; provided that (A) companies not publicly traded for the entire applicable Measurement Period will be excluded; and (B) companies that were publicly traded for the entire applicable Measurement Period but that were not a member of the Index for the entire applicable Measurement Period will be considered on a case-by-case basis by the Board or the Committee, in their sole discretion.

(ix) “Measurement Period” means the Base Measurement Period, the First Tranche Measurement Period, the Second Tranche Measurement Period, the Third Tranche Measurement Period or the Fourth Tranche Measurement Period, as applicable.

(x) “Performance Multiplier” means (A) if the Company’s relative TSR compared to the TSR range for all Index Companies during the relevant Measurement Period is at or below the 25th percentile the Performance Multiplier will be 0%, (B) if the Company’s relative TSR compared to the TSR range for all Index Companies during the relevant Measurement Period is at the 55th percentile the Performance Multiplier will be 100%, and (C) if the Company’s relative TSR performance compared to the TSR range for all Index Companies during the relevant Measurement Period is at or above the 75th percentile the Performance Multiplier will be 150%. If the Company’s relative TSR compared to the TSR range for all Index Companies during the relevant Measurement Period is between the 25th and 55th percentile, the Performance Multiplier shall be calculated using linear interpolation between 0% and 100%. If the Company’s relative TSR compared to the TSR range for all Index Companies during the relevant Measurement Period is between the 55th and 75th percentile, the Performance Multiplier shall be calculated using linear interpolation between 100% and 150%. In no event will the Performance Multiplier exceed 150%.

(xi) “Second Tranche Measurement Period” means the period from August 1, 2017 through September 15, 2017.

(xii) “Second Tranche Target Units” means the number of Target Units divided by 4, rounded down to the nearest whole number.

(xiii) “Target Units” means the Target Number of Performance Units Awarded set forth in the Notice.

(xiv) “Third Tranche Measurement Period” means the period from August 1, 2018 through September 15, 2018.

(xv) “Third Tranche Target Units” means the number of Target Units divided by 4, rounded down to the nearest whole number.

(xvi) “TSR” means total stockholder return, calculated for the Company and each Index Company according to the following formula:

(A-B)/B, where

(A) is the Average Closing Stock Price between July 15 and September 15, inclusive of the first and last day, in the final year of the applicable Measurement Period; and

(B) is the Average Closing Stock Price for the Base Measurement Period.

(c) Subject to the other limitations within the Notice and this Agreement, the Units subject to this Award shall vest as follows:

(i) the number of Units equal to (1) the First Tranche Target Units multiplied by (2) the Performance Multiplier shall vest on February 3, 2017;

(ii) the number of Units equal to (1) the Second Tranche Target Units multiplied by (2) the Performance Multiplier shall vest on February 3, 2018;

(iii) the number of Units equal to (1) the Third Tranche Target Units multiplied by (2) the Performance Multiplier shall vest on February 3, 2019; and

(iv) the number of Units equal to (1) the Fourth Tranche Target Units multiplied by (2) the Performance Multiplier shall vest on February 3, 2020.

(d) Determination of the applicable Performance Multiplier shall be made by the Board or the Committee at the sole discretion of the Board and the Committee, which determination shall be made promptly following the end of the applicable Measurement Period. In the event of any dispute as to the calculation of the Performance Multiplier, such dispute shall be resolved by the Committee in its sole discretion, subject to review only by the full Board. Upon each vesting date, the Grantee shall become entitled to receive one share of the Company’s

Common Stock for each Unit which has become a vested Unit based upon the Committee’s determination of the applicable Performance Multiplier (the “Shares”). Subject to satisfaction of any required tax or other withholding obligations, the Company will transfer such Shares to the Grantee as soon as practicable following the Committee’s determination of the applicable Performance Multiplier and in any event no later than the 15th day of the third month following the end of the Applicable Year in which the Unit becomes a vested Unit. For this purpose, “Applicable Year” means the calendar year or the Company’s fiscal year, whichever year ends later. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.

(e) For the avoidance of doubt, any of the First Tranche Target Units, the Second Tranche Target Units, the Third Tranche Target Units or the Fourth Tranche Target Units which do not vest following the Company’s determination of the applicable Performance Multiplier shall be immediately cancelled upon such determination.

5. Termination of Continuous Active Service. Except in the event of the Grantee’s change in status from an Employee to a Consultant, in which case vesting of the Units shall continue only to the extent determined by the Administrator, vesting of the Units shall cease upon the date of termination of the Grantee’s Continuous Active Service for any reason, including death or Disability (after taking into account any additional vesting of Units by reason of the Accelerated Vesting described by the Notice). In the event the Grantee’s Continuous Active Service is terminated for any reason, any unvested Units held by the Grantee immediately following such termination of Continuous Active Service shall be forfeited without compensation and deemed reconveyed to the Company, and the Company shall thereafter be the legal and beneficial owner of the unvested Units and shall have all rights and interest in or related thereto without further action by the Grantee.

6. Conversion of Units and Issuance of Shares.

(a) Issuance of Shares. Upon each vesting date, one share of Common Stock shall be issuable for each Unit that vests on such date (the “Shares”), subject to the terms and provisions of this Agreement. Thereafter, subject to Section 6(b), the Company will transfer such Shares to the Grantee upon satisfaction of any required tax or other withholding obligations. Any fractional Unit remaining after the Award is fully vested shall be discarded and shall not be converted into a fractional Share.

(b) Restrictions on Issuance of Shares. The issuance of the Shares shall be subject to compliance with all Applicable Laws, and no Shares may be issued hereunder if their issuance would violate any Applicable Laws. As a condition to issuance of the Shares, the Company may require the person acquiring the Shares to represent and warrant at the time of any such issuance that the Shares are being acquired only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any Applicable Laws.

7. Right to Shares. The Grantee shall not have any right in, to or with respect to any of the Shares (including any voting rights or rights with respect to dividends paid on the Common Stock) issuable under the Award until the Award is settled by the issuance of such Shares to the Grantee.

8. Taxes.

(a) Generally. The Grantee is ultimately liable and responsible for all taxes owed by the Grantee in connection with the Award, regardless of any action the Company or any Affiliate takes with respect to any tax withholding obligations that arise in connection with the Award. Neither the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant or vesting of the Award or the subsequent sale of Shares issuable pursuant to the Award. The Company and its Affiliates do not commit and are under no obligation to structure the Award to reduce or eliminate the Grantee’s tax liability. As a condition and term of this Award, no election under Section 83(b) of the Code may be made by the Grantee or any other person with respect to all or any portion of the Award.

(b) Payment of Withholding Taxes. Prior to any event in connection with the Award (e.g., vesting or issuance of Shares) that the Company determines may result in any tax withholding obligation, whether U.S., federal, state or local, or non-U.S., including any employment tax obligation (the “Tax Withholding Obligation”), the Grantee must arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company.

(i) By Sale of Shares. Unless the Grantee determines (or is required) to satisfy the Tax Withholding Obligation by some other means in accordance with clause (ii) below, the Grantee’s acceptance of this Award constitutes the Grantee’s instruction and authorization to the Company and any brokerage firm determined acceptable to the Company for such purpose to sell on the Grantee’s behalf a whole number of Shares from those Shares issuable to the Grantee as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy the minimum applicable Tax Withholding Obligation. Such Shares will be sold on the day such Tax Withholding Obligation arises or as soon thereafter as practicable. The Grantee will be responsible for all broker’s fees and other costs of sale, and the Grantee agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. To the extent the proceeds of such sale exceed the Grantee’s minimum Tax Withholding Obligation, the Company agrees to pay such excess in cash to the Grantee. The Grantee acknowledges that the Company or its designee is under no obligation to arrange for such sale at any particular price, and that the proceeds of any such sale may not be sufficient to satisfy the Grantee’s minimum Tax Withholding Obligation. Accordingly, the Grantee agrees to pay to the Company or any Affiliate as soon as practicable, including through additional payroll withholding, any amount of the Tax Withholding Obligation that is not satisfied by the sale of Shares described above.

(ii) By Check, Wire Transfer or Other Means. At any time not less than five (5) business days before any Tax Withholding Obligation arises, the Grantee may elect to satisfy the Grantee’s Tax Withholding Obligation by delivering to the Company an amount that the Company determines is sufficient to satisfy the Tax Withholding Obligation by (x) wire transfer to such account as the Company may direct, (y) delivery of a certified check payable to the Company, or (z) such other means as specified from time to time by the Administrator.

(c) Right to Retain Shares. The Company may refuse to issue any Shares to the Grantee until the Grantee satisfies the Tax Withholding Obligation. To the maximum extent permitted by law, the Company has the right to retain without notice from Shares issuable under the Award or from salary or other amounts payable to the Grantee, Shares or cash having a value sufficient to satisfy the Tax Withholding Obligation.

9. Restrictions on Transfer of Shares. The Units and the Shares acquired upon their conversion shall be subject to (a) the Company’s Insider Trading Policy and all provisions contained therein, including Anti-Hedging and (b) the Company’s Share Ownership and Retention Policy as set forth in the Company’s 2015 Proxy Statement, pursuant to which the Grantee will be required to retain at least fifty percent (50%) of the net after-tax Shares received upon conversion of Units until the Grantee holds vested shares of the Company’s common stock having a fair market value equal to at least 300% of the Grantee’s Base Salary (as defined by the Employment Agreement), and such ownership level must be achieved within five (5) years of the Effective Date of the Employment Agreement. With the consent of the Board of Directors of the Company, which shall not be unreasonably withheld, the Grantee will be permitted to transfer Shares for purposes of tax or estate planning.

10. Recoupment. The Units and any Shares acquired pursuant to the Award shall be subject to the Recoupment provisions described by the Employment Agreement.

11. Adjustments upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by the Award, as well as any other terms that the Administrator determines require adjustment, shall be proportionately adjusted for (a) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Shares, or similar transaction affecting the Shares, (b) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, or (c) as the Administrator may determine in its discretion, any other transaction with respect to Common Stock including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator and the Administrator’s determination shall be final, binding and conclusive. Except as the Administrator determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason hereof shall be made with respect to, the number of Shares subject to the Award.

12. Corporate Transactions. Effective upon the consummation of a Corporate Transaction, the Award shall terminate except to the extent it is Assumed in connection with the Corporate Transaction. Each portion of the Award that is neither Assumed nor Replaced shall automatically become fully vested and convertible into Shares and be released from any repurchase or forfeiture rights (other than repurchase rights exercisable at fair market value) for all of the Shares at the time represented by such portion of the Award, immediately prior to the specified effective date of such Corporate Transaction.

13. Entire Agreement; Governing Law. The Notice, this Agreement and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. These agreements are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice or this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable. Notwithstanding any provision of this Agreement to the contrary, the Administrator may amend this Agreement, either retroactively or prospectively, without the consent of the Grantee, if the Administrator determines in its discretion that such amendment is required or advisable for this Agreement and the Award to satisfy or comply with or meet the requirements of Code Section 409A. To the extent the Award is otherwise exempt from Code Section 409A, the Administrator shall not take any action that would cause the Award to become subject to Code Section 409A, and to the extent the Award is subject to Code Section 409A, the Administrator shall not take any action that would cause the Award to fail to satisfy the requirements of Code Section 409A.

14. Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

15. Dispute Resolution. The provisions of this Section 15 shall be the exclusive means of resolving disputes arising out of or relating to the Notice and this Agreement. The Company, the Grantee, and the Grantee’s assignees (the “parties”) shall attempt in good faith to resolve any disputes arising out of or relating to the Notice and this Agreement by negotiation between individuals who have authority to settle the controversy. Negotiations shall be commenced by either party by notice of a written statement of the party’s position and the name and title of the individual who will represent the party. Within thirty (30) days of the written notification, the parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to resolve the dispute. If the dispute has not been resolved by negotiation, the parties agree that any suit, action, or proceeding arising out of or relating to the Notice or this Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. THE PARTIES ALSO EXPRESSLY WAIVE ANY RIGHT THEY HAVE OR MAY HAVE TO A JURY TRIAL OF ANY SUCH SUIT, ACTION OR PROCEEDING. If any one or more provisions of this Section 15 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

16. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

17. No Effect on Terms of Service. The Units subject to the Award shall vest, if at all, only during the period of the Grantee’s Continuous Active Service (not through the act of being hired, being granted the Award or acquiring Shares hereunder) and the Award has been granted as an inducement for the Grantee to remain in such Continuous Active Service and as an incentive for increased efforts on behalf of the Company and its Affiliates by the Grantee during the period of his or her Continuous Active Service. Nothing in the Notice or the Agreement shall confer upon the Grantee any right with respect to future performance unit grants or continuation of Grantee’s Continuous Active Service, nor shall it interfere in any way with the Grantee’s right or the right of the Grantee’s employer to terminate Grantee’s Continuous Active Service, with or without cause, and with or without notice. Unless the Grantee has a written employment agreement with the Company to the contrary, Grantee’s status is at will. This Award shall not, under any circumstances, be considered or taken into account for purposes of calculation of severance payments in those jurisdictions requiring such payments upon termination of employment. The Grantee shall not have and waives any and all rights to compensation or damages as a result of the termination of the Grantee’s employment with the Company or the Grantee’s employer for any reason whatsoever, insofar as those rights result or may result from (i) the loss or diminution in value of such rights or entitlements or claimed rights or entitlements under the Award, or (ii) the Grantee’s ceasing to be entitled to any purchase rights or shares or any other rights under the Award.

18. Personal Data. The Grantee understands that the Company and its subsidiaries hold certain personal information about the Grantee for the purpose of managing and administering the Award, including: name, home address and telephone number, date of birth, social fiscal number, compensation, nationality, job title, any shares of stock held in the Company, details of all awards of equity compensation or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (collectively, “Data”). The Grantee understands that the Company and/or its subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of the Award, and that the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Award. These recipients may be located in the European Economic Area, Asia, the United States and/or Canada. The Grantee consents to the collection, use and transfer of Data and authorizes these recipients to receive, possess, use, retain and transfer Data, in electronic or other form, as may be required for the implementation, administration and management of the Award, including any requisite transfer to a broker or any other third party with whom the Grantee may elect to deposit any Shares acquired as a result of this Award or any portion thereof and/or the subsequent holding of Shares on the Grantee’s behalf.

19. Electronic Documents. The Notice and this Agreement may be delivered and executed electronically.

20. Definitions.

(a) “Administrator” means the Compensation Committee of the Board.

(b) “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act.

(c) “Applicable Laws” means the applicable provisions of federal securities laws, state corporate and securities laws, the Code, the rules of any applicable stock exchange or national market system, and the rules or laws of any foreign jurisdiction applicable to stock options granted to residents therein.

(d) “Assumed” means that pursuant to a Corporate Transaction either (i) the Option is expressly affirmed by the Company or (ii) the contractual obligations represented by the Option are expressly assumed (and not simply by operation of law) by the successor entity or its parent in connection with the Corporate Transaction with appropriate adjustments to the number and type of securities of the successor entity or its parent subject to the Option and the exercise price thereof preserves the compensation element of the Option existing at the time of the Corporate Transaction as determined in accordance with the instruments evidencing the agreement to assume the Option.

(e) “Board” means the Board of Directors of the Company.

(f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations promulgated thereunder.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Consultant” means any person (other than an Employee or a Director, solely with respect to rendering services in such person’s capacity as a Director) who is engaged by the Company or any Affiliate to render consulting or advisory services to the Company or such Affiliate.

(i) “Continuous Active Service” means actively performing duties or exercising responsibilities in providing services to the Company or an Affiliate in any capacity of Employee, Director or Consultant, without interruption or termination. In jurisdictions requiring notice in advance of an effective termination as an Employee, Director or Consultant, Continuous Active Service shall be deemed terminated upon the actual cessation of the active performance of duties or responsibilities in providing services to the Company or an Affiliate notwithstanding any required notice period that must be fulfilled before a termination as an Employee, Director or Consultant can be effective under Applicable Laws. Continuous Active Service shall not be considered interrupted in the case of (i) any approved leave of absence, (ii) transfers among the Company, any Affiliate, or any successor, in any capacity of Employee, Director or Consultant, or (iii) any change in status as long as the individual continues to actively perform duties or responsibilities in providing services to the Company or an Affiliate in any capacity of Employee, Director or Consultant. An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave.

(j) “Corporate Transaction” means any of the following transactions:

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(iii) the complete liquidation or dissolution of the Company;

(iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction; or

(v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Administrator determines shall not be a Corporate Transaction.

(k) “Director” means a member of the Board or the board of directors of any Affiliate.

(l) “Disability” means a “Disability” as defined by the Employment Agreement.

(m) “Employee” means any person, including an Officer or Director, who is an employee of the Company or any Affiliate. The payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company.

(n) “Involuntary Termination” means an “Involuntary Termination” as defined by the Employment Agreement.

(o) “Release” means a “Release” as defined by the Employment Agreement.

(p) “Replaced” means that pursuant to a Corporate Transaction the Option is replaced with a comparable stock award or a cash incentive program of the Company, the successor entity (if applicable) or parent of either of them which preserves the compensation element of the Option existing at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same (or a more favorable) vesting schedule applicable to the Option. The determination of comparability the Option and replacement award shall be made by the Administrator and its determination shall be final, binding and conclusive.

END OF AGREEMENT

EXHIBIT A

Viavi Solutions Inc.

Performance Unit Beneficiary Designation

In the event of my death prior to the settlement of my currently outstanding or subsequently issued performance units (the “Units”) of Viavi Solutions Inc. or its successor in interest (the “Company”) (whether granted by the Company or assumed by the Company in connection with a merger, acquisition or other similar transaction), and in lieu of disposing of my interest,1 if any, in the Units at the time of my death by my will or the laws of intestate succession, I hereby designate the following persons as Primary Beneficiary(ies) and Contingent Beneficiary(ies) of my interest in the Units:

Primary Beneficiary(ies) (Select only one of the three alternatives)
	☐	(a) Individuals and/or Charities	% Share

1)	Name

Address

2)	Name

Address

3)	Name

Address

4)	Name

Address

	☐	(b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

	☐	(c) Living Trust

[1]	A married grantee whose Units are community property may dispose only of his or her own interest in the Units. In such cases, the grantee’s spouse may (a) consent to the grantee’s designation by signing the Spousal Consent or (b) designate the grantee or any other person(s) as the beneficiary(ies) of his or her interest in the Units on a separate Beneficiary Designation.

1

(or any successor), as Trustee of the
(print name of present trustee)

Trust, dated
(print name of trust)		(fill in date trust was established)

Contingent Beneficiary(ies) (Select only one of the three alternatives)
	☐	(a) Individuals and/or Charities	% Share

1)	Name

Address

2)	Name

Address

3)	Name

Address

4)	Name

Address

	☐	(b) Residuary Testamentary Trust

In trust, to the trustee of the trust named as the beneficiary of the residue of my probate estate.

	☐	(c) Living Trust

(or any successor), as Trustee of the
(print name of present trustee)

Trust, dated
(print name of trust)		(fill in date trust was established)

Should all the individual Primary Beneficiary(ies) fail to survive me or if the trust named as the Primary Beneficiary does not exist at my death (or no will of mine containing a residuary trust is admitted to probate within six months of my death), the Contingent Beneficiary(ies) shall

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be entitled to my interest in the Units for the shares indicated. Should any individual beneficiary fail to survive me or a charity named as a beneficiary no longer exist at my death, such beneficiary’s share shall be divided among the remaining named Primary or Contingent Beneficiaries, as appropriate, in proportion to the percentage shares I have allocated to them. In the event that no Individual Primary Beneficiary(ies) or Contingent Beneficiary(ies) survives me, no trust (excluding a residuary testamentary trust) or charity named as a Primary Beneficiary or Contingent Beneficiary exists at my death, and no will of mine containing a residuary trust is admitted to probate within six months of my death, then my interest in the Units shall be disposed of by my will or the laws of intestate succession, as applicable.

This Beneficiary Designation is effective until I file another such designation with Viavi Solutions Inc.. Any previous Beneficiary Designations are hereby revoked.

Submitted by:		Accepted by:

☐ Grantee	☐ Grantee’s Spouse	Viavi Solutions Inc.

By:

(Signature)

Its:

Date:		Date:

Spousal Consent for Units that are Community Property (necessary if separate beneficiary designation is not filed by Spouse):

I hereby consent to this Beneficiary Designation and agree that this designation of beneficiaries provided herein shall apply to my community property interest in the Units. This consent does not apply to any subsequent Beneficiary Designation which may be filed by my spouse. This consent may be revoked by me at any time, whether by filing a Beneficiary Designation disposing of my interest in the Units or by filing a written notice of revocation with the Company.

Date:
(Signature of Spouse)

Spousal Consent for Units that are not Community Property (necessary if beneficiary is other than Spouse):

I hereby consent to this Beneficiary Designation. This consent does not apply to any subsequent Beneficiary Designation which may be filed by my spouse.

Date:
(Signature of Spouse)

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